                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported: December 23, 1998)


                  ADVANCED LIGHTING TECHNOLOGIES, INC.
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               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

         OHIO                      O-27202                 34-1803229
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(STATE OR OTHER JURISDICTION       (COMMISSION          (IRS EMPLOYER
         OF INCORPORATION)         FILE NUMBER)         IDENTIFICATION NO.)

32000 AURORA ROAD, SOLON, OHIO                                        44139
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(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                             (ZIP CODE)

Registrant's telephone number, including area code   440 / 519-0500
                                                  -------------------------

                                 NOT APPLICABLE
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          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 5.  OTHER EVENTS.

This filing presents the following with respect to Advanced Lighting Technologies, Inc. (the "Company"):

         1.       Unaudited Pro Forma Financial Information; and

         2.       Recent Developments.

This information has been included from a preliminary prospectus contained in Amendment No. 3 to the Registration Statement on Form S-4, filed December 23, 1998, relating to the registration of an offer to exchange 8% Senior Notes due 2008 of the Company for outstanding 8% Senior Notes due 2008 of the Company.

                       UNAUDITED PRO FORMA FINANCIAL DATA

     The accompanying unaudited pro forma condensed combined financial data are presented for illustrative purposes only.

     The unaudited pro forma condensed combined statements of operations for the year ended June 30, 1998, give effect to the acquisition of Ruud Lighting, Inc. ("Ruud Lighting") and the issuance of the Company's 8% Senior Notes due 2008 (the "Notes") as if the Ruud Lighting acquisition and the issuance of the Notes had occurred on July 1, 1997. The unaudited pro forma condensed combined statement of operations for the year ended June 30, 1998 includes amounts derived from the audited consolidated statement of operations of the Company for the year ended June 30, 1998 (including the results of operations for Ruud Lighting for the six months ended June 30, 1998) and the unaudited statement of operations of Ruud Lighting for the six months ended December 31, 1997 and pro forma adjustments to reflect the Ruud Lighting acquisition and the issuance of the Notes.

     The pro forma results are not necessarily indicative of the results of operations of the Company had the Ruud Lighting acquisition and the issuance of the Notes taken place on July 1, 1997 or of future results of the combined companies. The allocation of the purchase price is preliminary. Final amounts could differ from those reflected in the pro forma condensed statements of operations, and such differences could be significant. Upon final determination, the purchase price will be allocated to the assets and liabilities acquired based on fair value as of the date of the acquisition.


        PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)

                                                        FOR THE YEAR ENDED JUNE 30, 1998
                                              ----------------------------------------------------
                                                     HISTORICAL                   PRO FORMA
                                              -------------------------    -----------------------
                                              COMPANY     RUUD LIGHTING    ADJUSTMENTS    COMBINED
                                              --------    -------------    -----------    --------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales...................................  $163,893       $37,142        $   (981)a    $200,054
Costs and expenses:
  Cost of sales.............................    95,341        25,492            (981)a     119,365
                                                                                (487)b
  Marketing and selling.....................    25,746         3,497                        29,243
  Research and development..................     9,319         1,057                        10,376
  General and administrative................    10,851         3,914            (281)b      14,484
  Fiber optic joint venture formation
     costs..................................       212                                         212
  Purchased research and development........    18,220                                      18,220
  Special charges...........................    15,918                                      15,918
  Settlement of claim.......................        --                                          --
  Amortization of intangible assets.........     1,454                           737c        2,191
                                              --------       -------        --------      --------
Income (loss) from operations...............   (13,168)        3,182              31        (9,955)
Other income (expense):
  Interest expense..........................    (3,801)         (335)         (4,501)d      (8,637)
  Interest income...........................     1,436                                       1,436
  Loss from equity investment...............      (501)                                       (501)
                                              --------       -------        --------      --------
Income (loss) from continuing operations
  before income taxes.......................   (16,034)        2,847          (4,470)      (17,657)
Income taxes................................     1,802            --          (1,792)e       1,151
                                                                               1,141f
                                              --------       -------        --------      --------
Income (loss) from continuing operations....  $(17,836)      $ 2,847        $ (3,819)     $(18,808)
                                              ========       =======        ========      ========
Loss per share -- basic and diluted:
  Loss from continuing operations...........  $   (.98)                                   $   (.95)
                                              ========                                    ========
Shares used for computing per share amounts
  Basic and diluted.........................    18,195                                      19,715
                                              ========                                    ========

---------------

Pro forma adjustments were made to reflect the following:

a. Elimination of Company sales to Ruud Lighting.

b. Decrease in depreciation expense relating to Ruud Lighting's property, plant and equipment based on estimated fair values over estimated useful lives.

c. Amortization of intangibles, such as tradename and customer service infrastructure, and excess of cost over net assets of businesses acquired ("goodwill") related to the Ruud Lighting acquisition on a straight-line method over 40 years.

d. Adjustments to interest expense resulting from the following:

Elimination of interest expense relating to the Company's
existing bank debt, excluding mortgage debt, assumed to be
paid in full with the proceeds of the offering of the
Notes.......................................................  $ 1,762
Interest charges on the debt resulting from the issuance of
the Notes...................................................   (6,000)
Amortization of estimated debt issuance costs of $3,500 over
the ten year life of the Notes..............................     (263)
                                                              -------
          Net increase in interest expense..................  $(4,501)
                                                              =======

e. Reduction of income taxes relating to the pro forma adjustments.

f. Income tax provision on Ruud Lighting's income before income taxes not included in the historical condensed combined statement of income as Ruud Lighting was a Subchapter S corporation.

RECENT DEVELOPMENTS

     The Company has begun to implement a plan resulting in changes to its operations intended to accelerate and intensify the Company's focus on its metal halide products and reduce its use of cash resources. This comes in response to a reduction in the Company's revenues in the first quarter of fiscal 1999 as compared to the fourth quarter of fiscal 1998 and due to economic conditions in general, especially outside the United States. To implement this strategy, the Company has taken or is taking the following actions:

          - Limiting Pacific Rim Expansion. In recognition of the near-term effects of the crisis in Asian capital markets, the Company modified its expansion plans in the Pacific Rim and is acting to limit its exposure by limiting further investment in its Pacific Rim ventures. The Company is also considering installation in its Solon, Ohio facility of up to three lamp manufacturing equipment groups which were originally expected to be shipped to Asia pursuant to equipment contracts with Pacific Rim companies.

          - Changing Global Lamp Manufacturing Strategy. The Company is revising its current global lamp manufacturing strategy to reduce the overall cost of its lamps, including consideration of moving some production to the manufacturing facilities of foreign joint ventures. In addition, to reduce costs related to its lamp production activities, the Company is consolidating its Bellevue, Ohio specialty lamp manufacturing operations into its Solon lamp manufacturing facility.

          - Consolidating Marketing Operations in North America and Europe. The Company is consolidating its marketing operations in Canada to eliminate certain distribution channels and centers. Warehouses in Toronto and Vancouver will be closed. OEM and plant growth sales channels will be retained and serviced out of Solon, Ohio. Aftermarket lamp sales are expected to be serviced through a distributor, which the Company is currently seeking.

            The Company is also restructuring its marketing operations in Europe and the U.K. to make them more cost efficient. Sales offices in France, Italy and Germany will be closed and future sales in those locations will be handled by commissioned sales agents. Actions in the U.K. include consolidation of locations and other related cost reduction activities.

          - Accelerating Exit from Noncore Products Lines. The Company will eliminate the remaining non-metal halide product lines being sold by its Canadian operations. The Company is currently seeking a buyer for these product lines and inventory.

          - Consolidating Equipment Manufacturing Operation into Solon, Ohio Facility. The Company's equipment manufacturing operation in Bellevue, Ohio is being closed. Machinery, equipment and research and development facilities necessary to allow the Company to continue manufacturing and support of lamp production equipment, at reduced levels, is being moved to the Company's Solon, Ohio facility. The Company has temporarily ceased the manufacture and sale of turnkey lamp production equipment groups.

         - Reducing Corporate Overhead. The Company was aggressively adding to its corporate staff to support its aggressive growth goals. In light of its focus on internal growth, instead of continued acquisitions and joint ventures, the Company has reduced its corporate overhead, including a significant reduction in corporate staff.

          - Reducing Capital Expenditures. Previously announced plans to spend approximately $20 million on capital expansion, primarily production equipment, and approximately $14.5 million on facilities improvements in fiscal 1999 have been substantially reduced. Capital expenditures for the last three quarters of fiscal 1999 are estimated to be $12.0 million.

          - Discontinuing MicroSun Business. The Company has essentially terminated the production of metal halide portable fixtures (i.e., table and floor lamps) and is working on selling the remaining inventory and liquidating the remaining assets. Previously, the Company had approved a plan to distribute to its shareholders, as a tax-free spinoff, all of the ownership of Microsun Technologies, Inc. ("MicroSun"), the subsidiary primarily responsible for development, design, assembly and marketing of these fixtures for hospitality and residential uses. However, because of the deterioration of the capital markets subsequent to June 30, 1998 and the Company's inability to raise capital necessary to spin off the MicroSun business, the Company has decided to wind down and close this business.

     The Company anticipates recording pretax charges primarily in the second quarter of fiscal 1999 ranging from $10 million to $21 million as a result of implementing these changes.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            ADVANCED LIGHTING TECHNOLOGIES, INC.
                                                         (Registrant)


Date: December 23, 1998                     By:  /s/ Wayne R. Hellman
                                                 -------------------------------
                                                     Wayne R. Hellman
                                                     Chief Executive Officer